Exhibit 99.(h)(5)

[Russell Investments Financial Services, LLC Letterhead]

[ ], 2024

Venerable Variable Insurance Trust

1475 Dunwoody Drive

West Chester, PA 19380

Re:	Rule 12b-1 Fee Waiver

Ladies and Gentlemen:

Russell Investments Financial Services, LLC (“RIFS”) agrees to waive receipt of all or a portion of the Rule 12b-1 distribution and service fee payable to RIFS under the Rule 12b-1 distribution and service plan adopted by Venerable Variable Insurance Trust (“VVIT”) with respect to Class V shares. RIFS waives receipt of the Rule 12b-1 fee through August 16, 2026 for each of the following series of VVIT to the extent necessary to limit total annual operating expenses of Class V shares of the series to the amount set forth below:

Fund	Total Annual Operating Expense Limit*
Venerable High Yield Fund	0.72%
Venerable Large Cap Index Fund	0.51%
Venerable Moderate Allocation Fund	0.89%
Venerable Strategic Bond Fund	0.80%
Venerable US Large Cap Strategic Equity Fund	0.86%

* For purposes of the limit, total annual operating expenses do not include interest expenses, short sale expenses, taxes, brokerage commissions, and extraordinary expenses such as litigation expenses.

RIFS further agrees that termination or modification of this letter requires approval by the Board of Trustees of VVIT. Please indicate your agreement to this letter by executing below.

Sincerely,

By:

Name:

Title:

AGREED AND ACCEPTED BY:

Venerable Variable Insurance Trust

By:

Name:

Title: